Exhibit (d)(3)

CONFIDENTIAL

June 21, 2015

Raul S. McQuivey

Sutron Corporation

22400 Davis Dr.

Sterling, VA 20164

Ashish H. Raval

Sutron Corporation

22400 Davis Dr.

Sterling, VA 20164

Daniel W. Farrell

Sutron Corporation

22400 Davis Dr.

Sterling, VA 20164

Re: Agreement Regarding Non-Competition, Non-Solicitation and Confidentiality

Dear Sirs:

This letter agreement (this “Letter Agreement”) is entered into as of June 21, 2015 by and among Danaher Corporation (“Parent”), Satellite Acquisition Corp. (“Merger Sub”), Raul S. McQuivey, Ashish H. Raval, and Daniel W. Farrell (each, an “Officer” and, collectively, the “Officers”). Capitalized terms used but not otherwise defined herein shall have the meanings set forth in the Merger Agreement (as defined below).

Whereas, contemporaneously with the execution of this Letter Agreement on the date hereof, Parent, Merger Sub, and Sutron Corporation (the “Company”) have entered into an Agreement and Plan of Merger (as amended, restated or otherwise modified from time to time, the “Merger Agreement”) pursuant to which Merger Sub shall be merged with and into the Company with the Company remaining as the surviving corporation (the “Surviving Corporation”);

Whereas, each of the Officers is an officer of the Company;

Whereas, to induce Parent to enter into the Merger Agreement and to consummate the transactions contemplated thereby, Parent has required that the Officers enter into this Letter Agreement;

Now therefore, to induce and in consideration for Parent to enter into the Merger Agreement and to consummate the transactions contemplated thereby and in consideration of the promises and the representations, warranties and agreements contained herein, the parties hereto agree as follows:

1. Non-Competition, Non-Solicitation and Confidentiality.

(a) Prohibited Activities. As further consideration for Parent and Merger Sub to enter into the Merger Agreement and to consummate the transactions contemplated thereby, each Officer severally and not jointly covenants and agrees with Parent and Merger Sub that, during the Restricted Period:

(i) such Officer shall not, and shall cause his present and future Affiliates not to, directly or indirectly, for any reason whatsoever, whether for or on behalf of himself or in conjunction with or on behalf of any other Person, whether as an officer, director, trustee, stockholder, beneficiary, owner, partner, member, joint venturer, investor, manager, employee, independent contractor, agent, consultant, adviser, sales representative or otherwise, engage in, invest in or manage, anywhere in the world where the Surviving Corporation, the Company, or a Company Subsidiary now operates or has ever operated, any business that is similar to the type of business conducted by the Surviving Corporation, the Company or any Company Subsidiary and that competes directly or indirectly with the business conducted or presently proposed to be conducted by the Surviving Corporation, the Company, or any Company Subsidiary; provided, however, that the ownership of less than 2% of the equity interests of any Person shall not be deemed to cause a violation of this Section 1(a)(i) as long as (x) such equity interests have been registered under Section 12(b) or 12(g) of the Exchange Act or the laws of similar nature in any foreign jurisdiction and (y) neither the Officer nor any of his Affiliates manages or exercises control over any such Person or otherwise take part in any of its businesses; and

(ii) such Officer shall not, and shall cause his present and future Affiliates not to, directly or indirectly, for any reason whatsoever, whether for or on behalf of such Officer or in conjunction with or on behalf of any other Person: (x) employ or hire away any employee, contractor, subcontractor, consultant, sales representative, customer or vendor of the Surviving Corporation or any of its Subsidiaries or Affiliates (each, a “Restricted Person”) or (y) call upon, solicit or communicate with any Restricted Person for the purpose or with the intent of enticing, or in a manner reasonably likely to entice, such Restricted Person away from the Surviving Corporation or any of its Subsidiaries or Affiliates; and

(iii) such Officer shall not, and shall cause his present and future Affiliates not to, directly or indirectly, at any time, divulge, disclose or communicate to any Person in any manner whatsoever, information or statements which disparage or are intended to disparage the business conducted or presently proposed to be conducted by the Company or any Company Subsidiary, Parent, Merger Sub, the Surviving Corporation or any of their respective Affiliates and their respective business reputations. For purposes of this Section 1(a)(iii), the term “Parent” means Parent and any present or future Affiliate of Parent.

“Restricted Period” means (i) with respect to Raul S. McQuivey, a period of five (5) years from and following the Effective Time, (ii) with respect to Daniel W. Farrell, a period of four (4) years from and following the Effective Time, and (iii) with respect to Ashish H. Raval, a period of three (3) years from and following the Effective Time.

(b) Confidentiality. Each Officer recognizes that by reason of (i) his ownership of Shares in the Company and/or employment by the Company prior to the date hereof, (ii) the information provided by Parent to the Company in connection with the transactions contemplated by the Merger Agreement, and (iii) the information each shall acquire concerning the Surviving Corporation by reason of any continuing employment, such Officer has acquired and/or may acquire Confidential Information (as defined below) of the Company, Parent, and Surviving Corporation, the use or disclosure of which may cause Parent, the Surviving Corporation and/or their respective Affiliates or Subsidiaries substantial loss and damages that may not be readily calculated and for which no remedy at Law would be adequate. Accordingly, each Officer, severally and not jointly, covenants and agrees with Parent that such Officer will not at any time after the Effective Time directly or indirectly, use, disclose or publish, or permit other Persons to disclose or publish, any Confidential Information or use any Confidential Information in a manner detrimental to the interests of Parent, the Surviving Corporation and/or their respective Affiliates and Subsidiaries, unless (A) the disclosing party obtains prior written consent from Parent or the Surviving Corporation, as applicable, to disclose such Confidential Information, (B) such information becomes generally known to the public through no fault of any Officer or his Affiliates, or (C) the disclosing party is advised in writing by counsel that disclosure is required by Law or Order of any Governmental Entity of competent jurisdiction under applicable Law; provided that prior to disclosing any information pursuant to clause (C) above, such Person shall give prior written notice thereof to Parent and provide Parent with the opportunity to contest such disclosure and shall cooperate with efforts to prevent such disclosure. For purposes of this Section 1(b), the term “Confidential Information” means, as to any Person, (i) any information not generally known outside such Person that the disclosing party would reasonably believe to be of value to such Person including information that has not been disclosed to the public or to the trade with respect to such Person’s present or future business, operations, services, products, research, inventions, discoveries, drawings, designs, plans, processes, models, technical information, facilities, methods, trade secrets, copyrights, software, source code, systems, patents, procedures, manuals, specifications, any other intellectual property, confidential reports, price lists, pricing formulas, customer lists, financial information (including the revenues, costs or profits associated with any of such Person’s products or services), business plans, lease structures, projections, prospects, opportunities or strategies, acquisitions or mergers, advertising or promotions, personnel matters, legal matters, any other confidential and proprietary information, but excludes any information already in the public domain other than as a result of a disclosure by such Person in violation of this Section 1(b) and (ii) confidential and proprietary information and trade secrets that third parties entrust to such Person in confidence. Nothing in this Letter Agreement prohibits Officers from reporting possible violations of law to any governmental agency or entity or making other disclosures that are protected under whistleblower provisions of federal, state or local laws or regulations. Officers do not need prior consent or authorization from the Parent, the Surviving Corporation or the Company to make any reports or disclosures and Officers are not required to notify the Company that an Officer has made such a report or disclosure.

(c) Reasonable Restraint. Each of the Officers acknowledges, in connection with the prohibited activities restrictions herein that: (i) the relevant market for the business conducted or presently proposed to be conducted by the Company or any Company Subsidiary is worldwide in scope, there exists intense worldwide competition for the products and services of the Surviving Corporation, and that the covenants in this Section 1 impose a reasonable restraint in light of the activities, businesses and plans of Parent, the Surviving Corporation and their respective Affiliates together with the compensation to be paid each by the Surviving Corporation and their individual proceeds resulting from the Merger Agreement; (ii) it is the intention of the parties that the entire goodwill of the Company and any Company Subsidiary and the business conducted or presently proposed to be conducted by the Surviving Corporation, the Company, or any Company Subsidiary be transferred to Parent as part of the transactions contemplated by the Merger Agreement, including the goodwill existing between the Company and the Company Subsidiaries, on the one hand, and their clients, customers, suppliers, agents, employees, consultants, and other Persons under contract or otherwise associated or doing business with the Company and the Company Subsidiaries, on the other hand; (iii) parties hereto explicitly considered the value of the goodwill to be transferred in connection with Parent’s acquisition of the Company and the Company Subsidiaries and that such goodwill is valued as a component of the consideration to be paid by Parent pursuant to the terms of the Merger Agreement; and (iv) the covenants set forth in this Section 1 are a material and substantial part of the transactions contemplated by the Merger Agreement (supported by adequate consideration), and Parent’s failure to receive the entire goodwill contemplated by the Merger Agreement would have the effect of significantly reducing the value of the Company Common Stock and the Company to Parent.

(d) Submission to Jurisdiction; Reformation. Each of the parties hereto, on behalf of himself and his Affiliates, intend to and hereby accept jurisdiction of the courts of any jurisdiction within the geographical scope of the restrictions set forth in this Section 1 for the purpose of construing and enforcing such restrictions. In the event any court of competent jurisdiction shall determine that the scope, time or territorial restrictions set forth in this Section 1 are unreasonable, then it is the intention of the parties that such restrictions be enforced to the fullest extent which the court deems reasonable and the Letter Agreement shall thereby be reformed. In addition, the determination by any court of one or more jurisdictions shall not bar or in any way affect Parent’s right to enforce the restrictions set forth in this Section 1 or obtain relief in the courts of any other jurisdictions, with such restrictions in such other jurisdictions being, for these purposes, severable into diverse and independent covenants.

(e) Independent Covenant. All of the covenants in this Section 1 shall be construed as an agreement independent of any other provision in this Letter Agreement, and the existence of any claim or cause of action against Parent, whether predicated on this Letter Agreement or otherwise, shall not constitute a defense to the enforcement by Parent of such covenants. The parties expressly acknowledge that the terms and conditions of this Section 1 are independent of the terms and conditions of any other agreements including any employment agreements entered into by any Officer with Parent, the Company, the Surviving Corporation or any of their respective Subsidiaries or Affiliates. It is specifically agreed that the periods set forth in this Section 1 during which the agreements and covenants made in this Section 1 shall be effective, shall be computed by excluding from such computation any time during which the Person bound by such agreement or covenant is found by a court of competent jurisdiction to have been in violation of any provision of this Section 1. The covenants contained in Section 1 shall not be affected by any breach of any other provision hereof by any party hereto.

2. Waiver and Releases. Each Officer, on his, her or its own behalf and on behalf of his, her or its heirs, successors, assigns, executors and personal representatives, hereby irrevocably and unconditionally releases, relinquishes, waives and forever discharges the Surviving Corporation and its predecessors, successors, parents, Subsidiaries and Affiliates, together with each and every of their current and former officers, directors, securityholders, general partners, limited partners, members, employees and agents and the heirs, personal representatives and executors of the same (herein collectively referred to as the “Company Releasees”), from any and all suits, causes of action, complaints, disputes, controversies, liabilities, obligations, demands or claims of any kind, whether in law or in equity, fixed, contingent or absolute, direct or indirect, known or unknown, suspect or unsuspected, determined, determinable or otherwise, existing by law, contract or otherwise, whether or not involving any third party claim, which such Person ever had, now has, or may have in the future against the Company Releasees based upon action, inaction, event or matter occurring prior to the Effective Time or which may be hereafter claimed to arise out of any action, inaction, event or matter occurring prior to the Effective Time, including, without limitation, any rights to indemnification or reimbursement from the Company; provided, however, that nothing herein shall be deemed to release any claim which an Officer may have under the Merger Agreement, including, but not limited to, the right to receive the consideration contemplated by the Merger Agreement in accordance with the terms thereof, or any agreement executed and delivered in connection with the consummation of the Merger. The claims released pursuant to this Section 2 are hereinafter referred to collectively as the “Released Claims.” Each Officer represents and warrants with respect to the Released Claims that such Officer has not in any manner assigned, pledged or otherwise voluntarily or involuntarily disposed of or transferred to any Person any interest in any Released Claims and that each of the Released Claims is hereby fully and finally discharged, settled and satisfied. In granting the foregoing wavier and releases, each Officer expressly waives any and all rights that he, she or it may have under any state or federal statute or any common law principle of similar effect regarding the release of unknown claims. Each Officer acknowledges that such Officer may hereafter discover facts different from, or in addition to, those that he, she or it knows or believes to be true with respect to the Released Claims, and agrees that the waiver and releases set forth in this Section 2 shall be and remain effective in all respects notwithstanding such different or additional facts or the discovery thereof. Each Officer acknowledges that he, she or it has had the opportunity to consult legal counsel with respect to the waiver and releases set forth in this Section 2.

3. Further Assurances. Each Officer will, from time to time, execute and deliver, or cause to be executed and delivered, such additional proxies, transfers, assignments, endorsements, consents and other instruments as Parent may reasonably request for the purpose of effectively carrying out the transactions contemplated by this Letter Agreement and the Merger Agreement.

4. Counterparts; Delivery by Facsimile or Email. This Letter Agreement may be executed by facsimile and in one or more counterparts, and by the different parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. This Letter Agreement, and any amendments hereto, waivers hereof or consents or notifications hereunder, to the extent signed and delivered by means of a facsimile machine or by email with facsimile or scan attachment, shall be treated in all manner and respects as an original contract and shall be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person. At the request of any party, each other party shall re-execute original forms thereof and deliver them to all other parties. No party shall raise the use of a facsimile machine or email to deliver a signature or the fact that any signature or Contract was transmitted or communicated through the use of facsimile machine or by email with facsimile or scan attachment as a defense to the formation of a contract, and each such party forever waives any such defense.

5. Entire Agreement. This Letter Agreement constitutes the entire agreement of the parties and supersedes all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and thereof.

6. Severability. If any term or other provision of this Letter Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Letter Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Letter Agreement so as to effect the original intent of the parties as closely as possible to the end that transactions contemplated hereby are fulfilled to the greatest extent possible.

7. Specific Performance. The parties agree that irreparable damage would occur if any provision of this Letter Agreement were not performed in accordance with the terms hereof, and, accordingly, that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Letter Agreement or to enforce specifically the performance of the terms and provisions hereof, in addition to any other remedy to which they are entitled at law or in equity. In any Action for specific performance, the parties will waive the defense of adequacy of a remedy at law, and the parties waive any requirement for the securing or posting of any bond in connection with the remedies referred to in this Section 7.

8. Headings. The headings contained in this Letter Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Letter Agreement.

9. Mutual Drafting. Each party has participated in the drafting of this Letter Agreement, which each party acknowledges is the result of extensive negotiations between the parties; accordingly, in the event an ambiguity or question of intent or interpretation arises, this Letter Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Letter Agreement.

10. Interpretation. Unless the context otherwise requires, as used in this Letter Agreement: (i) “or” is not exclusive; (ii) “including” and its variants mean “including, without limitation” and its variants; (iii) words defined in the singular have the parallel meaning in the plural and vice versa; (iv) words of one gender shall be construed to apply to each gender; (v) the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Letter Agreement, refer to this Letter Agreement as a whole and not to any particular provision of this Letter Agreement and (vi) the term “Section” refers to the specified Section of or to this Letter Agreement.

11. No Agreement Until Executed. Irrespective of negotiations among the parties or exchanging of drafts of this Letter Agreement, this Letter Agreement shall not constitute or be deemed to evidence a contract, agreement, arrangement or understanding among the parties unless and until (i) the Merger Agreement is executed by all parties thereto, and (ii) this Letter Agreement is executed by all parties hereto.

12. Officer Obligations Several and Not Joint. The obligations of each Officer hereunder shall be several and not joint, and no Officer shall be liable for any breach of the terms of this Letter Agreement by any other Officer.

13. Governing Law; Venue.

(a) THIS AGREEMENT AND ALL CLAIMS OR CAUSES OF ACTION (WHETHER IN CONTRACT, TORT OR OTHERWISE) THAT MAY BE BASED UPON, ARISE OUT OF OR RELATE TO THIS AGREEMENT OR THE NEGOTIATION, EXECUTION OR PERFORMANCE OF THIS AGREEMENT, SHALL BE CONSTRUED, PERFORMED, ENFORCED, INTERPRETED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF VIRGINIA WITHOUT GIVING EFFECT TO ITS PRINCIPLES OR RULES OF CONFLICT OF LAWS TO THE EXTENT SUCH PRINCIPLES OR RULES WOULD REQUIRE OR PERMIT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

(b) Except as set forth in Section 1, any Action against, arising out of or relating to this Agreement or the rights and obligations arising hereunder or the transactions contemplated hereby or for the recognition and enforcement of any judgment in respect of this Agreement shall be brought solely and exclusively in the Federal courts of the United States of America located in the Eastern District of Virginia; provided, that if (and only after) such Federal courts of the United States of America located in the Eastern District of Virginia determine that they lack subject matter jurisdiction over any such legal Action, such legal Action shall be brought solely and exclusively in the Loudoun County Circuit Court in the State of Virginia. Except as set forth in Section 1, each of the parties hereto agrees that a final judgment (subject to any appeals therefrom) in any such Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Except as set forth in Section 1, each party hereto hereby irrevocably submits to the exclusive jurisdiction of such courts in respect of any legal Action arising out of or relating to this Agreement or the transactions contemplated hereby or thereby, and hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any Action arising out of or relating to this Agreement or the transactions contemplated hereby in any such court in accordance with the provisions of this Section 13. Except as set forth in Section 1, each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such Action in any such court.

(c) EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, INCLUDING ANY CONTROVERSY INVOLVING ANY REPRESENTATIVE OF PARENT UNDER THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 13.

[Remainder of page intentionally left blank]

Sincerely,

DANAHER CORPORATION

By:	/s/ Frank T. McFaden
Name:	Frank T. McFaden
Its:	Vice President & Treasurer

SATELLITE ACQUISITION CORP.

By:	/s/ Robert S. Lutz
Name:	Robert S. Lutz
Its:	Vice President, Treasurer & Secretary

Acknowledged and Agreed:

RAUL S. MCQUIVEY

By:	/s/ Raul S. McQuivey
Date:	June 21, 2015

ASHISH H. RAVAL

By:	/s/ Ashish H. Raval
Date:	June 21, 2015

DANIEL W. FARRELL

By:	/s/ Daniel W. Farrell
Date:	June 21, 2015

[Signature Page to Letter Agreement]